FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. Adjustable death benefit. Benefits payable at death or earlier Maturity Date. Flexible premiums payable until Maturity Date or prior death.

This policy is a legal contract between you, as owner, and us, Principal Mutual Life Insurance Company. Your policy is issued based on the information in the application and payment of premiums as shown on the current Data Pages.

We will pay the benefits of this policy in accordance with its provisions.

Your net premiums are added to your Policy Value. You may allocate them to one or more of the Separate Account Divisions and to the Fixed Account.

The portion of your Policy Value that is in the Separate Account will vary from day to day. The amount is not guaranteed. It may increase or decrease depending on the investment experience of the underlying divisions that you have chosen. There are no minimum guarantees as to such portion of your Policy Value.

The portion of your Policy Value that is in the Fixed Account will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 3% a year.

The amount and duration of the death benefit may be variable or fixed as described in this policy.

10 DAY EXAMINATION OFFER. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS POLICY. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR OUR HOME OFFICE BEFORE THE LATTER OF:

(1) 10 DAYS OF ITS RECEIPT, (2) 45 DAYS AFTER THE APPLICATION WAS SIGNED; OR (3) 10 DAYS FROM THE DELIVERY OF THE NOTICE OF THE RIGHT TO CANCEL. WE WILL REFUND ANY PREMIUM PAID AND YOUR POLICY WILL BE CONSIDERED VOID FROM ITS INCEPTION. PLEASE READ YOUR POLICY CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS. PARTICIPATING.

The terms of this policy start on the Policy Date and will stay in force until the Insured's Age 95 Policy Anniversary so long as you satisfy the requirements as outlined in your policy.



-------------------------------
Vice President,
and Corporate Secretary



-------------------------------
President

[GRAPHIC OMITTED] Principal Mutual Life
                  Insurance Company

                  711 High Street
                  Des Moines, Iowa 50392-0001
--------------------------------------------------------------------------------

INSURED  John Doe                           POLICY DATE  November 21, 2001

OWNER  Jane Doe                             POLICY  Flexible Premium Variable
                                                    Universal Life

POLICY NUMBER SAMPLE                        FACE AMOUNT $1,000,000

                                        INDEX


                                       PAGE                               PAGE
       Adjusting the Face Amount.........18  Loan Interest Charge...........14
       Age and Sex.......................25  Loan Repayment.................14
       Alterations...................... 25  Owner/Beneficiary Changes......25
       Assignment........................25  Planned Periodic Premiums.......6
       Benefit Payment Options...........19  Policy Expenses................15
       Contract..........................25  Policy Value...................10
       Cost of insurance Rates...........16  Premium Payment Limits..........6
       Data Page..........................3  Reinstatement...................8
       Death Benefit Option..............17  Right to Exchange Policy.......24
       Death Benefit Option Changes .....18  Statement of Value.............27
       Death Proceeds....................17  Suicide........................26
       Definitions........................4  Surrender Value................14
       Fixed Account......................9  Termination.....................8
       Grace Period.......................7  Transfers......................11
       Incontestability..................25  Variable Life Separate Account..9
       Investment Accounts................9


                 A copy of the application and any additional  benefits provided by rider follow the last page of this policy.

                            DATA PAGE                                   PAGE 3


POLICY NUMBER   Sample                   POLICY DATE   November 21, 2001

INSURED   John Doe                       ISSUE AGE-SEX   35-Male


                             SCHEDULE OF PROTECTION

FORM                                             PROTECTION*1
 NO.     POLICY AND RIDERS       FACE AMOUNT        PERIOD         DEATH BENEFIT

SF379      Flexible Premium       $X,XXX,XXX      To Age 95*2        Option X
           Variable Universal
           Life

SF380      Cost of Living                         To Age 55


                              PREMIUM INFORMATION


Your planned periodic premium of $XXX.XX is payable XXXXXXXX.

*1 If sufficient premiums are paid, this policy provides life insurance protection on the Insured until the maturity date, which is the Policy Anniversary following the birthday on which the Insured attains age 95, or termination of the Extended Maturity Rider, whichever is later. YOU MAY HAVE TO PAY OTHER THAN THE PLANNED PERIODIC PREMIUM SHOWN ABOVE TO KEEP THIS POLICY AND COVERAGE IN FORCE TO THAT DATE, and to keep any additional benefit riders in force.

*2 Any reference to age means the Policy Anniversary following the birthday on which the Insured attains the age stated.

The smallest payment we will accept is     $30.00.

Minimum monthly premium:    $XXX.XX

Target Premium:     $X,XXX.XX

This policy is adjustable. If it is adjusted, we will send you new Data Pages. The Data Pages are to be attached to and made a part of this policy. The minimum face amount is $XX,XXX. [Should print according to type of case: $50,000 for individual; $25,000 for multi-life and guaranteed issue.] The minimum face amount increase is $50,000.

3.0% Fixed Account Guaranteed Interest Crediting Rate

8% Loan Interest Rate

Interest on borrowed funds is credited at 6% through Policy Year ten at which point it is credited at 7.75%.

SF379                      (Continued on Page 3-1)

                          DATA PAGE                                   PAGE 3-1

POLICY NUMBER   Sample                   POLICY DATE   November 21, 2001

INSURED   John Doe                       ISSUE AGE-SEX   35-Male

SEPARATE ACCOUNT: PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
                   VARIABLE LIFE SEPARATE ACCOUNT

                                                   PREMIUM          DEDUCTION
                                                 ALLOCATIONS       ALLOCATIONS

FIXED ACCOUNT                                        XXX%              XXX%

SEPARATE ACCOUNT DIVISIONS

Aggressive Growth                                    XXX%              XXX%

Asset Allocation                                     XXX%              XXX%

Balanced                                             XXX%              XXX%

Bond                                                 XXX%              XXX%

Capital Accumulation                                 XXX%              XXX%

Emerging Growth                                      XXX%              XXX%

Fidelity Contrafund                                  XXX%              XXX%


SF 379                     (Continued on Page 3-2)

                     DATA PAGE                                     PAGE 3-2


POLICY NUMBER   Sample                   POLICY DATE   November 21, 2001

INSURED   John Doe                       ISSUE AGE-SEX   35-Male



                                                   PREMIUM        DEDUCTION
                                                 ALLOCATIONS     ALLOCATIONS

SEPARATE ACCOUNT DIVISIONS

Fidelity Equity-Income Fund                         XXX%             XXX%

Fidelity High Income Fund                           XXX%             XXX%

Government Securities                               XXX%             XXX%

Growth                                              XXX%             XXX%

Money Market                                        XXX%             XXX%

World                                               XXX%             XXX%

SF 379                     (Continued on Page 3-3)

                        DATA PAGE                                     PAGE 3-3

POLICY NUMBER   Sample                   POLICY DATE   November 21, 2001

INSURED   John Doe                       ISSUE AGE-SEX   35-Male


                               SCHEDULE OF CHARGES

Maximum Monthly Administration Charge:  $20.00

Maximum Monthly Mortality and Expense Risks Charge:  .XXXXXXX
(.90% annual) of accumulated value.

Premium Expense Charge: 2.75% of each premium received for premium payments less than or equal to the Target Premium made during the first ten Policy Years plus a charge for state taxes of 2.2% of each premium received and a deferred acquisition cost (DAC) tax of 1.25% of each premium received.

Transaction Charges: The first 12 division transfers per year are free. Thereafter, there is a $25.00 transaction charge for each transfer. Each partial surrender will also have a transaction charge. The transaction charge is the lesser of $25.00 or 2% of the amount surrendered.

Minimum Transfer Amount: $100 or the balance of the investment account being transferred from, if less.

Minimum Partial Surrender or Loan Amount:  $500

Minimum Policy Loan Repayment:  $30.00


                           TABLE OF SURRENDER CHARGES

                           (POLICY YEAR OF SURRENDER)

                        POLICY YEAR               AMOUNT

                             1                  $X,XXX.XX
                             2                   X,XXX.XX
                             3                   X,XXX.XX
                             4                   X,XXX.XX
                             5                   X,XXX.XX
                             6                   X,XXX.XX
                             7                   X,XXX.XX
                             8                   X,XXX.XX
                             9                     XXX.XX
                            10                     XXX.XX


In the first year, surrender charges build up on a monthly basis over the first twelve policy months.

SF 379              (Continued on Page 3-4)

                         DATA PAGE                                     PAGE 3-4


POLICY NUMBER   Sample                   POLICY DATE   November 21, 2001

INSURED   John Doe                       ISSUE AGE-SEX   35-Male


                DETAILED SCHEDULE OF PROTECTION AND RISK CLASSES


    POLICY AND             EFFECTIVE
      RIDERS                  DATE            AMOUNT            RISK CLASS

Flexible Premium
Variable Universal     Novemember 21, 2001   $1,000,000     Standard Nonsmoker
Life
                                TOTAL $1,000,000

Cost of Living                    The Effective Date is November 21, 2001.  The
                                  current cost of living base is $1,000,000.
                                  The maximum cost of living increase is the lesser of $100,000 or 30% of the cost of living base. The minimum cost of living increase is $1,000.

Basis of Values: Guaranteed maximum cost of insurance rates are based on 1980 CSO Mortality, age last birthday, with distinction for sex and smoking status. The rates will reflect the Insured's premium class.

SF 379                     (Continued on Page 3-5)

                     DATA PAGE                                        PAGE 3-5

INSURED   John Doe                       ISSUE AGE-SEX   35-Male

POLICY NUMBER   Sample                   POLICY DATE   November 21, 2001



              TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES


                                MONTHLY RATES PER $1,000.00


      INSURED'S              MONTHLY              INSURED'S          MONTHLY
    ATTAINED AGE               RATE              ATTAINED AGE          RATE

         35                  X.XXXXX                  67             X.XXXXX
         36                  X.XXXXX                  68             X.XXXXX
         37                  X.XXXXX                  69             X.XXXXX
         38                  X.XXXXX                  70             X.XXXXX
         39                  X.XXXXX                  71             X.XXXXX
         40                  X.XXXXX                  72             X.XXXXX
         41                  X.XXXXX                  73             X.XXXXX
         42                  X.XXXXX                  74             X.XXXXX
         43                  X.XXXXX                  75             X.XXXXX
         44                  X.XXXXX                  76             X.XXXXX
         45                  X.XXXXX                  77             X.XXXXX
         46                  X.XXXXX                  78             X.XXXXX
         47                  X.XXXXX                  79             X.XXXXX
         48                  X.XXXXX                  80             X.XXXXX
         49                  X.XXXXX                  81             X.XXXXX
         50                  X.XXXXX                  82             X.XXXXX
         51                  X.XXXXX                  83             X.XXXXX
         52                  X.XXXXX                  84             X.XXXXX
         53                  X.XXXXX                  85             X.XXXXX
         54                  X.XXXXX                  86             X.XXXXX
         55                  X.XXXXX                  87             X.XXXXX
         56                  X.XXXXX                  88             X.XXXXX
         57                  X.XXXXX                  89             X.XXXXX
         58                  X.XXXXX                  90             X.XXXXX
         59                  X.XXXXX                  91             X.XXXXX
         60                  X.XXXXX                  92             X.XXXXX
         61                  X.XXXXX                  93             X.XXXXX
         62                  X.XXXXX                  94             X.XXXXX
         63                  X.XXXXX                  95             X.XXXXX
         64                  X.XXXXX                  96             X.XXXXX
         65                  X.XXXXX                  97             X.XXXXX
         66                  X.XXXXX                  98             X.XXXXX
                                                      99             X.XXXXX




SF 379

                           DEFINITIONS IN THIS POLICY

ACCUMULATED VALUE---(Also known as Policy Value) is the sum of the values in the Loan Account, Fixed Account, and Investment Accounts.

ADJUSTMENT DATE--means the Monthly Date on or next following our approval of a requested adjustment.

     EXAMPLE: If the Policy Date is June 5, 1997, and if your requested adjustment is approved on April 20, 1998, the Adjustment Date will be May 5, 1998.

ATTAINED AGE--means the Insured's age on the birthday on or preceding the last Policy Anniversary.

BUSINESS DAY--is any day that the New York Stock Exchange is open for trading, and trading is not restricted.

DIVISION--part of the Separate Account to which Net Premiums may be allocated which invests in shares of a Mutual Fund. The value of an investment in a Division is variable and is not guaranteed.

FIXED ACCOUNT--is that part of the Policy Value that reflects the value you have in our general account.

INSURED-- means the person named as the Insured on the current Data Pages of this policy. The Insured may or may not be the owner.

INVESTMENT ACCOUNT--is that part of the Policy Value that reflects the value you have in one of the Divisions of the Separate Account.

LOAN ACCOUNT--is that part of the Policy Value that reflects the value you have transferred from the Fixed Account and/or Separate Account as collateral for a policy loan.

MATURITY DATE--means the Policy Anniversary following the Insured's 95th birthday.

MONTHLY DATE--means the day of the month which is the same as the day of the Policy Date.

     EXAMPLE: If the Policy Date is June 5, 1997, the first Monthly Date is July 5, 1997.

MONTHLY POLICY CHARGE--is the amount subtracted from your Policy Value on each Monthly Date equal to the sum of the cost of insurance and additional benefits provided by any rider plus the monthly administration charge and mortality and expense risks charge in effect on the Monthly Date.

MUTUAL FUND--means a registered open-end investment company in which the Divisions of the Separate Account may invest under this policy. Mutual Funds currently available are shown on the current Data Pages.

NET PREMIUM--is the gross premium less the deductions for the Premium Expense Charge as shown on the current Data Pages. It is the amount of premium allocated to the Fixed Account or Investment Accounts.

NOTICE--means any form of communication we receive in our home office providing the information we need, either in writing or another manner that we approve in advance.

POLICY DATE--the date shown on the current Data Pages.

POLICY VALUE--(also known as the Accumulated Value) is the sum of the values in the Loan Account, Fixed Account, and Investment Accounts.

POLICY YEARS AND ANNIVERSARIES--means the Policy Years and Anniversaries computed from the Policy Date.

     EXAMPLE: If the Policy Date is June 5, 1997, the first Policy Year ends on June 4, 1998. The first Policy Anniversary falls on June 5, 1998.

PREMIUM EXPENSE CHARGE---is the charge deducted from premium payments to cover a sales charge, state premium taxes and the deferred acquisition cost (DAC) tax as shown on the current Data Pages.

PRORATED BASIS--means in the proportion that the value of a particular Investment Account or Fixed Account bears to the total value of all Investment Accounts and Fixed Account.

SEPARATE ACCOUNT--means Principal Mutual Life Insurance Company Variable Life Separate Account, a registered Unit investment trust with Divisions and segregated assets, to which Net Premiums may be allocated under this policy and others we issue.

TARGET PREMIUM---a premium amount used to measure the maximum sales charge that is included as part of the Premium Expense Charge and any applicable contingent deferred sales charge under a policy. Your Target Premium is set forth on your current Data Pages.

UNIT--the accounting measure used to calculate the Separate Account value.

VALUATION PERIOD--means the period between the time as of which the net asset value of a Mutual Fund is determined on one Business Day and the time as of which such value is determined on the next following Business Day.

WE, OUR, US--means Principal Mutual Life Insurance Company.

WRITTEN REQUEST--a form satisfactory to us, signed and dated by you, and filed at our home office.

YOU, YOUR--means the owner of this policy.

                  PURCHASING AND KEEPING THE CONTRACT IN FORCE

Premium Payments

Your first premium is due on the Policy Date. After that, premiums may be paid at any time while this policy is in force. The amount of your premiums is subject to the Premium Payment Limits provision. We will give a receipt to the premium payor on request.

Your initial Net Premium will be allocated to the Money Market Division of the Separate Account. The Net Premium is the premium paid less the Premium Expense Charge. The Premium Expense Charge is shown on the current Data Pages. Net Premiums will continue to be allocated to the Money Market Division until 20 days after the Policy Date. After the 20-day period has expired, your policy's Accumulated Value will be transferred to the Divisions indicated by your initial premium allocation percentage(s) request.

The premium allocation percentages are shown on the current Data Pages. Unless you change them, these percentages apply to future allocations of premiums. For each Division, the allocation percentages must be zero or a whole number not less than ten nor greater than 100. The sum of the percentages for all Divisions must equal 100.

PLANNED PERIODIC PREMIUMS

You may preauthorize automatic monthly planned periodic premium payments. If you do not elect to pay automatically, we will send you reminder notices of the amount and frequency of your planned periodic premiums as selected in your application. These notices serve only as a reminder of your preference. Premiums are to be sent to the address we provide in the reminder notices. You may change the amount and frequency of your planned periodic premiums by providing Notice to us.

If you do not make a planned periodic premium payment or additional premium payments, the Grace Period provision may apply.

PREMIUM PAYMENT LIMITS

To keep this policy in force you must satisfy the requirements described in the Grace Period provision.

The smallest premium payment we will accept is shown on the current Data Pages.

You may choose to make premium payments that are greater than the planned periodic premium. However, we will refund any premiums that would disqualify this policy as "life insurance" as defined in the Internal Revenue Code, as amended.

If any payment increases the policy's death benefit by more than it increases the Policy Value, we reserve the right to refund the premium payment. Evidence of insurability which satisfies us may be required.

GRACE PERIOD

The grace period begins when we mail a notice of impending policy termination to you. This notice will be sent to your last post office address known to us. It will show the minimum payment required to keep your policy in force. It will also show the 61 day grace period during which we will accept that payment.

A notice of impending policy termination will be sent if:

     1. The net surrender value on any Monthly Date is less than the Monthly Policy Charge; or

     2. During the 12 months following the Policy Date, the sum of the premiums paid is less than the minimum required premium on a Monthly Date.

The minimum required premium on a Monthly Date is equal to A times B where:

     A Is the minimum monthly premium shown on the current Data Pages; and

     B Is one plus the number of complete months since the Policy Date. If the grace period begins because the net surrender value is less than the Monthly Policy Charge, the minimum payment is three times that Monthly Policy Charge.

If the grace period begins because the sum of the premiums paid is less than the minimum required premium, the minimum payment is the past due minimum required premium. The past due minimum required premium is:

     1. The minimum  required  premium due on the next  following  Monthly Date;
LESS

     2. The sum of the premiums paid since the Policy Date.

If the grace period ends before we receive the past due minimum required premium, we will pay you any remaining value in the policy which would be the excess of A over B where:

     A Is the net surrender value on the Monthly Date at the start of the grace period, and

     B Is the two Monthly Policy Charges applicable during the grace period. If the Insured dies during a grace period, we will pay the death proceeds to the beneficiary.

TERMINATION All policy privileges and rights of the owner under this policy end:

     1. When you surrender your policy for cash;

     2. When the death proceeds are paid;

     3. When the policy maturity proceeds are paid; or

     4. When the grace period ends as described above. In this case, the privileges and rights of the owner terminate as of the Monthly Date on which the grace period begins.

REINSTATEMENT

If this policy ends as described in the Grace Period provision, you may reinstate it provided:

     1. Such reinstatement is prior to the Maturity Date;

     2. The Insured is alive;

     3. Not more than three years have elapsed since the policy terminated;

     4. You supply evidence which satisfies us that the Insured is insurable under our underwriting guidelines then in effect;

     5. You either repay or reinstate any policy loans and unpaid loan interest on this policy existing at termination; and

     6. You make a payment of at least the greater of an amount sufficient to allow three Monthly Policy Charges or the past due minimum required premium, if any.

The reinstatement will be effective on the Monthly Date on or next following the date we approve it. Your surrender charges made upon reinstatement will be calculated as if the policy had never ended. You will receive new Data Pages upon reinstatement.

Premium Investment Options

ALLOCATIONS--You may allocate Net Premiums to the Fixed Account and/or any of the Separate Account Divisions. Allocation percentages must be zero or a whole number not less than ten nor greater than 100. The sum of the allocation percentages must equal 100. You may change the allocation percentages by sending us your Written Request. The change will take effect on the date we receive your Written Request at our home office. Unless you change the initial premium allocation specified in your application for this policy, it will continue to apply to subsequent premium payments.

FIXED ACCOUNT

Net Premiums allocated to the Fixed Account will earn interest at a specified rate. In no event will the guaranteed interest rate be less than 3% compounded annually.

INVESTMENT ACCOUNTS

The Separate Account is comprised of Divisions shown on the current Data Pages. Each Division invests in a Mutual Fund with a different investment objective. You may allocate amounts to one or more of the Divisions. An Investment Account will be established for you corresponding to each Division of the Separate Account to which amounts are allocated or transferred under this policy. We will maintain each of these Investment Accounts for you to keep track of your values in each Division. Income, gains and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains or losses of other Divisions or our other income, gains or losses.

VARIABLE LIFE SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission as a Unit investment trust under the Investment Company Act of 1940, as amended. Assets are put into the Separate Account to support this policy and to support other variable life insurance policies we may offer. We own the assets of the Separate Account. These assets are not part of our general account. Income, gains and losses of the Separate Account, whether or not realized, are credited to or charged against the Separate Account assets, without regard to our other income, gains or losses. The assets of the Separate Account will be available to cover the liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate Account, we may eliminate the shares of a Mutual Fund and substitute shares of another. Substitution may be made with respect to both existing investments and the investment of future Net Premium payments. However, no such changes will be made without notifying you and getting any required approval from the appropriate state and/or federal regulatory authorities.

We will notify you of any such change. You may then change your allocation percentages and transfer any value in that Division to another Division without charge. Or, you may exchange the policy for a fixed-benefit flexible premium policy made available by us. You may exercise this right until the later of 60 days after the effective date of such change or the date you receive notice of this right. The face amount of the new policy will be the death benefit of this policy on the date of exchange.

                        BENEFITS WHILE POLICY IS IN FORCE

Your Policy Values

Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Fixed Account and the Investment Accounts.

LOAN ACCOUNT VALUE

You can get a loan on this policy under certain conditions. When you take out a loan, we transfer the amount of the loan from the Fixed Account and/or one or more of the Investment Accounts, into the Loan Account. For details of the Loan Account see the Policy Loan section.

FIXED ACCOUNT VALUE

The amount you have in the Fixed Account at any time equals:

          1) Net Premiums  allocated to it, PLUS

          2) Amounts transferred to it, PLUS

          3) Interest  credited to it, LESS

          4) Amounts deducted from it, LESS

          5) Amounts transferred from it, LESS

          6) Amounts withdrawn from it.

INVESTMENT ACCOUNT VALUE

Your Investment Account value for each Division is equal to the number of Units in that Investment Account multiplied by that Division's Unit value. The number of Units in an Investment Account at any time equals A minus B, where:

     A is the number of Units credited to the Investment  Account  because of

          1. Net Premiums allocated to it, and

          2. Amounts transferred to it; and

     B is the number of Units canceled from the Investment Account because of

          1. Amounts deducted from it,

          2. Amounts transferred from it, and

          3. Amounts withdrawn from it.

The number of Units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the Unit value on the Business Day of the transaction.

UNIT VALUES

We will determine the Unit values for each Division of the Separate Account at the end of each Business Day. We will deem each Business Day to end at the time we determine the net asset value of the underlying Mutual Fund shares held by the Division of the Separate Account. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so at the end of the next Business Day.

The Unit value for each Division was established at $10 for the first Business Day that an amount was allocated, or transferred to the particular Division. For any subsequent Business Day, the Unit value for that Division is obtained by multiplying the Unit value for the immediately preceding Business Day by the net investment factor for the particular Division on that subsequent Business Day.

NET INVESTMENT FACTOR

The net investment factor for a Division on any Business Day is equal to A divided by B where:

     A Is the net asset value of the underlying Mutual Fund shares held by that Division at the end of such Business Day before any policy transactions are made on that day; and

     B Is the net asset value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Division.

Transfers

TRANSFERS ALLOWED

You may transfer amounts between the Fixed Account and the Investment Accounts as provided below. To request a transfer, you must provide us Notice. All transfers with the same effective dates count as one transfer. We reserve the right to not accept transfer requests from someone requesting them for multiple contracts. We also reserve the right to modify or revoke transfer privileges and charges.

TRANSFERS FROM FIXED ACCOUNT

You may transfer amounts from the Fixed Account to an Investment Account by making either a scheduled or unscheduled Fixed Account transfer, subject to the following conditions:

Either unscheduled transfers or scheduled transfers (not both) may occur during the same Policy Year.

UNSCHEDULED FIXED ACCOUNT TRANSFERS--You may make one unscheduled transfer from the Fixed Account each Policy Year, as follows:

     1. You must provide us Notice within 30 days following either the Policy Date or any Policy Anniversary.


     2. The transfer will occur within one Business Day of the date we receive your Notice; and

     3. You must specify the dollar amount or percentage to be transferred, and the resulting amount must not exceed 25% of your Fixed Account value as of the later of the Policy Date or the last Policy Anniversary. However, you may transfer up to 100% of your Fixed Account value within 30 days after the first and following Policy Anniversaries if your Fixed Account value is less than $1,000.

SCHEDULED FIXED ACCOUNT TRANSFERS-(Dollar Cost Averaging)-You may make scheduled transfers on a monthly basis from the Fixed Account as follows:

     1. Transfers will begin on the Monthly Date following the date we receive your Notice.

     2. Your Fixed Account value must equal or exceed the minimum transfer value shown on the current Data Pages. We reserve the right to change this amount but it will never exceed $10,000;

     3. The monthly amount transferred must equal 2% of your Fixed Account value as of the later of the Policy Date or the last Anniversary;

     4. The transfers will continue until your Fixed Account value is exhausted or we receive Notice to stop them; and

     5. If you stop the scheduled transfers, you may not start them again until six months after the date of the last scheduled transfer.

     6. You must have a minimum of $2500 in your Fixed Account at the time the transfer begins in order to initiate the transfers.

TRANSFERS FROM INVESTMENT ACCOUNTS

You may transfer amounts from an Investment Account to either the Fixed Account or another Investment Account by making either a scheduled or unscheduled Investment Account transfer, subject to the following conditions.

Transfers to the Fixed Account are allowed only if:

     1. You have not transferred any amount from the Fixed Account for at least six months; and

     2. Your Fixed Account value immediately after the transfer does not exceed $1,000,000, except with our prior approval.

UNSCHEDULED INVESTMENT ACCOUNT TRANSFERS--You may make unscheduled transfers from an Investment Account, as follows:

     1. The transfer will occur within one Business Day after the date we receive your Notice;

     2. You must specify the dollar amount or percentage to transfer from each Investment Account, and the resulting amount must equal or exceed the lesser of the value of your Investment Account or the minimum transaction amount shown on the current Data Pages; and

     3. We reserve the right to charge a transaction charge as shown on the current Data Pages for each unscheduled transfer after the twelfth transfer in a Policy Year.

SCHEDULED INVESTMENT ACCOUNT TRANSFERS-(Dollar Cost Averaging)-You may make scheduled transfers from an Investment Account, as follows:

     1. Scheduled transfers will begin on the Monthly Date following the date we receive your Notice;

     2. You must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly);

     3. You must specify the dollar amount to transfer from each Investment Account, and that amount must equal or exceed the lesser of the value of your Investment Account or the minimum transaction amount shown on the current Data Pages;

     4. The value of each Investment Account from which transfers are made must equal or exceed the minimum transfer amount shown on the current Data Pages;

     5. The transfers will continue until your interest in the Investment Account is exhausted or we receive Notice to stop them; and

     6. We reserve the right to limit the number of Investment Accounts from which transfers will be made at the same time. In no event will the limit ever be less than two.

     7. You must have a minimum of $2500 in your Fixed Account at the time the transfer begins in order to initiate the transfers.

Policy Loans

You may obtain a policy loan from us with this policy as sole security. You may borrow up to (A) minus (B) where:

          A. Is 90% of the net surrender value; and

          B. Is any outstanding policy loan and unpaid loan interest at the time the loan request is processed at the home office.

The minimum loan amount is shown on the current Data Pages.

YOUR LOAN ACCOUNT

If you take a policy loan, a portion of your Policy Value equal to the loan will be transferred from the Fixed Account and/or the Investment Accounts to your Loan Account until the loan is repaid. The effective date of the transfer is the date of the loan.

The loan will result in a reduction in the value of the Fixed Account to the extent amounts are transferred from the Fixed Account to the Loan Account, or in the cancellation of Units in the Investment Account or Accounts from which the loan was withdrawn. For each Investment Account, the number of Units canceled will be equal to the portion of the loan withdrawn divided by the Unit value for the Valuation Period in which the loan is taken.

You may tell us the amount of the policy loan to be withdrawn from the Fixed Account and/or each Investment Account. If you do not tell us, the loan amount will be withdrawn in the same proportion as the allocation used for your Monthly Policy Charge. Amounts held in your Loan Account will be part of the Company's general account and will be credited with interest from the date of transfer. The difference between the policy loan rate and the rate credited on the Loan Account will not exceed 2%.

On each Policy Anniversary, if there has been"a loan repayment, this credited interest is transferred from the Loan Account to the Fixed Account and the Investment Accounts. It is allocated among the Fixed Account and the Investment Accounts in the same manner used to allocate premium payments.

All interest rates stated are effective annual rates. We apply these rates to properly reflect the actual date we receive any repayments and any changes you make in loan amounts during a policy month.

LOAN INTEREST CHARGE

Interest charges accrue daily at the annual loan interest rate shown on the current Data Pages. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the loan principal and bears interest at the same rate. The adding of unpaid interest charges to the loan principal will cause additional amounts to be withdrawn from the Divisions in the same manner as described above for loans.

REPAYMENT

You may repay all or part of a policy loan as long as the policy is in force and the minimum payment amount (as shown on the current Data Pages) is met. Any policy loans and unpaid loan interest charges not repaid at the Insured's death or at maturity are deducted from the death or maturity proceeds.

YOU SHOULD IDENTIFY THE PURPOSE OF EACH PAYMENT. IF WE CANNOT IDENTIFY ITS PURPOSE, WE WILL CONSIDER IT TO BE A LOAN REPAYMENT IF A LOAN IS OUTSTANDING.

As the loan is repaid, the amount repaid is transferred from your Loan Account to the Fixed Account and/or the Investment Accounts in the same manner used to allocate premium payments. If you do not repay a policy loan or pay loan interest and the net surrender value is less than the Monthly Policy Charge due on a Monthly Date, the Grace Period provision will apply.

Surrender of the Policy

SURRENDER VALUE AND
NET SURRENDER VALUE

The surrender value of your policy equals the Policy Value less the surrender charges (described below).

The net surrender value of your policy is the surrender value less any policy loans and unpaid loan interest. As long as your policy is in force, you may surrender it for its net surrender value by sending us a Written Request.

SURRENDER CHARGES

The table of surrender charges is shown on the current Data Pages. Surrender charges vary based on the face amount of the policy and the premiums paid and will apply only during the first 10 Policy Years unless changed due to a face amount increase. A face amount increase has its own surrender charge period which begins on the Adjustment Date. If a face amount increase is made, the surrender charges will be a composite of all charges which apply for each year.

PARTIAL SURRENDERS

Each Policy Year after the first Policy Year, you may make up to two partial surrenders of the net surrender value, subject to the following:

     1. Each partial surrender must be in an amount not less than the minimum amount shown on the current Data Pages; and

     2. In the aggregate the total amount surrendered in a Policy Year will not exceed an amount equal to 75% of the net surrender value as of the date of the first surrender.

You may tell us in what proportion to allocate the amount of the partial surrender and transaction charge to be withdrawn from the Fixed Account and/or each Separate Account Division. The transaction charge is shown on the current Data Pages. If you do not tell us, the partial surrender and the transaction charge will be withdrawn from the Fixed Account and the Separate Account
Divisions in the same proportion as the allocations used for your current Monthly Policy Charge. Partial surrenders from the Fixed Account will be taken from the most recent premium payments first (LIFO).

The amount of the partial surrender plus the transaction charge will result in the cancellation of Units in the Separate Account Divisions from which the partial surrender occurs. The number of Units canceled will be equal to the amount of the partial surrender plus the transaction charge divided by the Unit value of the Division or Divisions for the Valuation Period in which the partial surrender is effective.

Your Policy Value is reduced by the amount of the partial surrender plus the amount of the transaction charge.

If the Option 1 death benefit is in effect, the face amount is reduced by the amount of the partial surrender and the transaction charge.

POLICY EXPENSES

MONTHLY POLICY CHARGES

On the Policy Date, and each Monthly Date thereafter, we will deduct a Monthly Policy Charge.

The deduction for the Monthly Policy Charge is the sum of the following amounts:

     1. The cost of insurance (described below) and the cost of additional benefits provided by any rider in force for the policy month;

     2. The current monthly administration charge but not greater than the maximum shown on the current Data Pages; and

     3. The mortality and expense risks charge imposed on the Investment Account value as shown on the current Data Pages.

The Monthly Policy Charge will be withdrawn from the Investment Accounts and/or Fixed Account according to the allocation percentages you have chosen. These percentages are shown on the current Data Pages.

Your choice for the Monthly Policy Charge allocation may be:

     1. The same as the allocation percentages you have chosen for your premiums; or

     2. Determined on a Prorated Basis; or

     3. Any other allocation which we mutually agree upon.

If the amount in an Investment Account and/or Fixed Account is insufficient to allow the allocation you have chosen, your Monthly Policy Charge will be allocated on a Prorated Basis.

For each Investment Account and/or Fixed Account, the allocation percentages must be zero or a whole number not less than ten nor greater than 100. The sum of the percentages for all the Investment Accounts and the Fixed Account must equal 100. Changes in allocation percentages may be made by providing Notice to us. Once approved by us, they are effective as of the next Monthly Date.

COST OF INSURANCE

The cost of insurance on each Monthly Date is A multiplied by the result of B minus C, where:

     A Is the cost of insurance rate as described in the Cost of Insurance Rates section divided by 1,000;

     B Is the death benefit as described in the Your Death Proceeds section of this policy at the beginning of the Policy Month, divided by the sum of 1 plus the monthly guaranteed fixed account interest rate (1.0024663); and

     C Is the Policy Value at the beginning of the policy month calculated as if the Monthly Policy Charge was zero.

COST OF INSURANCE RATES

The monthly cost of insurance rates are based on the issue age and Attained Age (at the time an adjustment is made), and risk classification of the Insured. We determine these rates based on our expectations as to our future mortality experience. Any change in these rates applies to all individuals of the same class as the Insured. The cost of insurance rates will never be greater than shown in the Table of Guaranteed Maximum Cost of Insurance Rates on the current Data Pages. However, different cost of insurance rates may apply to any face amount increase.

PREMIUM EXPENSE CHARGE

We will deduct a Premium Expense Charge as shown on the current Data Pages from each premium payment. The result will be the Net Premium payment.

OTHER CHARGES

We will charge a surrender  charge as described  in the  Surrender Of The Policy section if any of the following occurs during the surrender charge period:

     1. You request the net surrender value of your policy;

     2. You take a partial surrender of the net surrender value of your policy;

     3. You do not pay an amount due at the end of a grace period, and the policy terminates.

                                    YOUR DEATH PROCEEDS

We will pay the death proceeds to the beneficiary subject to the provisions of the policy, when we receive proof that the Insured died before the Maturity Date. These death proceeds, determined as of the date of the Insured's death, are A minus B where:

     A Is the death benefit described below plus any proceeds from any benefit rider on the Insured's life; and

     B Is any policy loans and unpaid loan interest and, if the Insured died during a grace period, any overdue Monthly Policy Charges.

We will pay interest on death proceeds from the date of death until date of payment or until applied under a benefit option. It will be at a rate we determine, but not less than required by state law.

DEATH BENEFIT

This policy provides two death benefit options. The option in effect is shown on the current Data Pages.

     Option 1.

     Under Option 1, the death benefit equals the greater of:

          1. The policy's face amount; or

          2. The amount found by multiplying the Policy Value by the applicable percentage shown below.

          Option 2.

     Under Option 2, the death benefit equals the greater of:

          1. The policy's face amount plus its Policy Value; or

          2. The amount found by multiplying the Policy Value by the applicable percentage shown below.

                        TABLE OF APPLICABLE PERCENTAGES*

(For ages not shown, the applicable percentages shall decrease by a pro rata portion for each full year.)


                            INSURED'S ATTAINED AGE %

                              40 and under       250
                              45                 215
                              50                 185
                              55                 150
                              60                 130
                              65                 120
                              70                 115
                              75 through 90      105
                              95                 100

*These percentages will be updated as required by revisions to the Internal Revenue Code.

CHANGES IN DEATH BENEFIT OPTION

You may change the death benefit option on or after the first Policy Anniversary. To request a change in the death benefit option, you must send us a Written Request. A change approved on a Monthly Date will be effective on that Monthly Date. A change approved on other than a Monthly Date will be effective on the next following Monthly Date. Changes in options are limited to two per Policy Year and are subject to the following conditions:

     1. If the change is from Option 1 to Option 2, we will reduce the face amount. The reduction will be equal to the Accumulated Value on the effective date of the change. The face amount after any reduction must be at least the minimum face amount required by our then current underwriting guidelines. We may require proof of insurability which satisfies us.

     2. If the change is from Option 2 to Option 1, we will increase the face amount. The increase will be equal to the Accumulated Value on the effective date of change. No proof of insurability is required.

YOUR MATURITY PROCEEDS

If the Insured is living on the policy's Maturity Date, we will pay you the policy's Accumulated Value less any policy loans and unpaid loan interest.

ADJUSTING THE FACE AMOUNT

While your policy is in force (but not in a grace period) you may request an increase or decrease in the face amount. Decreases may not be made during the first Policy Year. Any adjustment is subject to our approval.

APPROVAL OF AN ADJUSTMENT

Any increase in face amount will be in a risk classification we determine, and will be approved if:

     1. The Attained Age of the Insured is 85 or less and the amount of the increase is at least the minimum increase shown on the current Data Pages; and

     2. You supply evidence which satisfies us that the Insured is insurable under our underwriting guidelines then in effect.


No adjustment will be approved if:

     1. The face amount after adjustment would be less than the minimum amount shown on the current Data Pages; or

     2. Your Monthly Policy Charges are being waived under any rider.

REQUESTING AN ADJUSTMENT

You must send us a Written Request for an adjustment. A request for a face amount increase must be signed by the Insured and owner. It must show the face amount desired after adjustment. An adjustment is effective on the Adjustment Date.

A face amount increase that is not a result of an increase rider is subject to the Right to Examine and Right to Exchange provisions.

BENEFIT PAYMENT
OPTIONS

You may elect to use one of these benefit options in your benefit instructions. If no benefit instructions are in effect at the Insured's death, the beneficiary may apply unpaid death proceeds under a benefit option. You may also apply the net surrender value of your policy at surrender or at maturity under a benefit option.

If a benefit option is elected, this policy must be exchanged for a supplementary contract effective when the policy proceeds first become payable. Payments under the following options are not affected by the investment experience of any Division of our Separate Account after the policy proceeds are applied under an option.

     Option A. SPECIAL BENEFIT ARRANGEMENT--A specially designed benefit option may be arranged with our approval.

     Option B. PROCEEDS LEFT AT INTEREST--We will hold the amount applied on deposit. Interest payments will be made annually, semi-annually, quarterly or monthly, as elected.

     Option C. FIXED INCOME--We will pay an income of a fixed amount or an income for a fixed period not exceeding 30 years. Refer to Option C Tables to determine the number of fixed amount payments or the amount of each fixed period payment. On request, we will furnish benefit information not shown in the Tables.

     Option D. LIFE INCOME--We will pay an income during a person's lifetime. A minimum guaranteed period may be used, as shown in the Option D Table. Payments will be in an amount we determine, but not less than shown in the Table.

     Option E. JOINT AND SURVIVOR LIFE INCOME--We will pay an income during the lifetime of two persons, and continuing until the death of the survivor. This option includes a minimum guaranteed period of 10 years. Payments will be in an amount we determine, but not less than shown in the Option E
     Table. On request, we will furnish minimum income information for age combinations not shown in the Table.

     Option F. JOINT AND TWO-THIRDS SURVIVOR LIFE INCOME--We will pay an income during the lifetime of two persons, and two-thirds of the original amount continuing until the death of the survivor. Payments during the time both people are alive will be in an amount we determine (the "original amount"), but not less than shown in the Option F Table. On request, we will furnish minimum income information for age combinations not shown in the Table.

                                 OPTION C TABLES

     Minimum  Number of Months  for Which  Monthly  Income  will be Paid.  First
     Payment on effective date of Supplementary Policy.


     ---------------    ------------    -----------    ------------   ---------- ------------ -----------
          Amount                           No. of                        No. of                  No. of
         Applied           Income          Pymts*         Income         Pymts*      Income       Pymts*
     ---------------    ------------    -----------    ------------   ---------- ------------ -----------
        $ 10,000           $ 50              274          $  100           114       $  175         61
     ---------------    ------------    -----------    ------------   ---------- ------------ -----------
          25,000            150              214             250           114          400         67
     ---------------    ------------    -----------    ------------   ---------- ------------ -----------
          50,000            250              274             500           114          750         72
     ---------------    ------------    -----------    ------------   ---------- ------------ -----------
         100,000            450              321           1,000           114        1,500         72
     ---------------    ------------    -----------    ------------   ---------- ------------ -----------

     Minimum Monthly Income To Be Paid for Number Of Years. First Payment on effective date of Supplementary Policy.

     --------------- -------------------------------------------------------------------------
         Amount                                      Number of Years
                     ----------- ------------ ----------- ----------- ----------- ------------
        Applied           5           10          15           20          25          30
     --------------- ----------- ------------ ----------- ----------- ----------- ------------
       $ 10,000        179.10        96.10       68.70        55.10      47.10        41.80
     --------------- ----------- ------------ ----------- ----------- ----------- ------------
         25,000        447.75       240.25      171.75       137.75     117.75       104.50
     --------------- ----------- ------------ ----------- ----------- ----------- ------------
         50,000        895.50       480.50      343.50       275.50     235.50       209.00
     --------------- ----------- ------------ ----------- ----------- ----------- ------------
        100,000      1,791.00       961.00      687.00       551.00     471.00       418.00
     --------------- ----------- ------------ ----------- ----------- ----------- ------------

                                 OPTION D TABLE


     Minimum Monthly Life Income for Each $1,000 Applied. First Payment on effective date of Supplementary Policy.


       ----------------- ------------------------------------
             Age              Minimum Guaranteed Period
                         ------------------------------------
                         --------- -------- ------- -------- -------- ------
       Last Birthday                  5        10      15      20     Inst*
         Male Payee        None      Yrs.     Yrs.     Yrs.    Yrs.    Rfd.
       ----------------- --------- -------- ------- -------- -------- -------
             55            4.45     4.44      4.40    4.33     4.23     4.24
             56            4.54     4.53      4.48    4.41     4.29     4.31
             57            4.64     4.62      4.57    4.48     4.35     4.38
             58            4.74     4.72      4.66    4.56     4.42     4.46
             59            4.84     4.82      4.76    4.65     4.48     4.54

             60            4.96     4.94      4.87    4.74     4.55     4.63
             61            5.08     5.06      4.97    4.83     4.61     4.72
             62            5.21     5.18      5.09    4.92     4.68     4.82
             63            5.35     5.32      5.21    5.01     4.75     4.92
             64            5.50     5.46      5.33    5.11     4.81     5.02

             65            5.66     5.62      5.47    5.21     4.87     5.13
             66            5.83     5.78      5.60    5.31     4.94     5.25
             67            6.01     5.95      5.75    5.41     4.99     5.37
             68            6.21     6.13      5.89    5.52     5.05     5.50
             69            6.42     6.33      6.05    5.62     5.11     5.64

             70            6.64     6.53      6.21    5.72     5.16     5.78
             71            6.87     6.74      6.37    5.82     5.20     5.93
             72            7.12     6.97      6.54    5.91     5.25     6.09
             73            7.39     7.21      6.71    6.01     5.29     6.25
             74            7.67     7.46      6.88    6.10     5.32     6.42

             75            7.98     7.73      7.05    6.18     5.35     6.60
       ----------------- --------- -------- ------- -------- -------- -------

     *Income payments continue until the total received equals the amount applied under the option.

     Minimum Monthly Life Income for Each $1,000 Applied. First Payment on effective date of Supplementary Policy.

      ------------------- --------------------------------------------------
             Age                      Minimum Guaranteed Period
                          --------------------------------------------------
                          -------- -------- -------- ------- -------- --------
         Last Birthday      None       5       10       15      20      Inst*
          Female Payee                Yrs.     Yrs.     Yrs.    Yrs.     Rfd.
      ------------------- -------- -------- -------- ------- -------- --------
              55            4.05     4.05     4.03     4.00    3.95     3.94
              56            4.12     4.12     4.10     4.06    4.01     4.00
              57            4.20     4.19     4.17     4.13    4.07     4.06
              58            4.28     4.27     4.25     4.20    4.13     4.13
              59            4.36     4.35     4.33     4.28    4.20     4.20

              60            4.45     4.44     4.41     4.35    4.26     4.27
              61            4.55     4.54     4.50     4.43    4.33     4.35
              62            4.65     4.64     4.60     4.52    4.40     4.43
              63            4.76     4.74     4.70     4.61    4.47     4.52
              64            4.87     4.86     4.80     4.70    4.54     4.61

              65            5.00     4.98     4.91     4.80    4.61     4.70
              66            5.13     5.11     5.03     4.89    4.69     4.81
              67            5.27     5.24     5.16     5.00    4.76     4.91
              68            5.42     5.39     5.29     5.10    4.83     5.02
              69            5.58     5.55     5.43     5.21    4.90     5.14

              70            5.76     5.71     5.57     5.32    4.97     5.27
              71            5.94     5.89     5.73     5.43    5.03     5.40
              72            6.15     6.09     5.89     5.55    5.09     5.54
              73            6.37     6.30     6.06     5.66    5.15     5.69
              74            6.60     6.52     6.24     5.77    5.20     5.85

              75            6.86     6.75     6.42     5.88    5.25     6.02
      ------------------- -------- -------- -------- ------- -------- --------

     *Income payments continue until the total received equals the amount applied under the option.

                                 OPTION E TABLE

     Minimum Monthly Joint and Survivor Life Income For Each $1,000 Applied. First Payment on effective date of Supplementary Policy.

     ------------------------- ------------------------------------------
         Age Last Birthday          Age Last Birthday of Female Payee
                               ------- -------- -------- ------- --------
           of Male Payee          55      60       62       65      70
     -------------------------
                               ------- -------- -------- ------- --------
                 60              3.82    4.04     4.12     4.25    4.45
                 62              3.85    4.09     4.19     4.33    4.57
                 65              3.90    4.16     4.28     4.45    4.74
                 70              3.95    4.26     4.40     4.62    5.01
                 75              3.99    4.33     4.48     4.75    5.24
     ------------------------- ------- -------- -------- ------- --------

                                 OPTION F TABLE



     Minimum Monthly Joint and Two-Thirds Survivor Life Income for Each $1,000 Applied. First Payment on effective date of Supplementary Policy.

     ---------------------- ----------------------------------------------------
        Age Last Birthday             Age Last Birthday of Female Payee
                            ----------------------------------------------------
                            ---------- --------- ---------- ---------- ---------
          of Male Payee         55         60        62         65         70
     ----------------------
                            ---------- --------- ---------- ---------- ---------
               60              4.22       4.45      4.55       4.71       5.00
               62              4.30       4.54      4.65       4.82       5.14
               65              4.41       4.68      4.80       4.99       5.35
               70              4.61       4.92      5.06       5.29       5.74
               75              4.82       5.17      5.33       5.60       6.14
     ---------------------- ---------- --------- ---------- ---------- ---------


BENEFIT OPTION INTEREST

     Interest at a rate we set, but never less than 3% a year, will be applied to determine the payments under Option B. Any such interest in excess of 3% will be added to payments under Option C.

CONDITIONS

     When a benefit option is elected:

     1. Any amount payable to an assignee will be paid in one lump sum.

     2. The amount applied must be at least $3,500 and result in periodic payments of at least $20.

     3. Benefit options are restricted if the recipient of benefits is not a natural person.

     4. Under Options D, E and F, one of the persons on whose life payments are based must be the owner, Insured or beneficiary. The size of payments depends on the age of the person or persons on whose life payments are based. This will be determined as of the effective date of the supplementary contract. We reserve the right to require evidence of age and continuing survival.

RIGHT TO EXCHANGE POLICY

You may exchange this policy for a new life policy we make available for this purpose on the life of the Insured based on our current underwriting guidelines. The new policy may not be a term insurance policy or a variable policy. Evidence of insurability will not be required.

The exchange must be made during the first 24 months from the Policy Date while your policy is in force, but not while it is in a grace period. The exchange will be effective on receipt of a Written Request on a form we specify. This policy will then terminate. The new policy will have the same Policy Date as this policy.

You may choose whether the new policy will have either the same death benefit or the same amount at risk as this policy. The amount at risk is the difference between the Accumulated Value and the death benefit of the policy. Premiums for the new policy will be based on the same issue age and risk classification as this policy.

An equitable adjustment in the new policy's premiums and values will be made to reflect any variations between the premiums and values under this policy and the new policy. No additional charge will be made for this exchange privilege. Any policy loans and unpaid loan interest must be repaid or transferred to the new policy.

Any benefit riders included on this policy may be exchanged, without evidence of insurability, for similar benefit riders on the new policy if:

     1. You request the similar benefit rider to be included on the new policy; and

     2. The similar benefit rider was available for the new policy on the effective date of the benefit rider for vhis policy based on the same issue age and risk classification as the Insured.

OWNER, BENEFICIARY, ASSIGNMENT

OWNERSHIP

The owner is as named in the application unless you change ownership as provided below. As owner, you may exercise every right and enjoy every privilege provided by your policy, subject to the rights of any irrevocable beneficiary. These rights and privileges continue while your policy is in force, and end at the Insured's death. If you are not the Insured and you die before the Insured, the Insured becomes the owner unless you have provided for a successor owner.

BENEFICIARY

The beneficiary(ies) named in the application will receive the death proceeds unless you change the beneficiary designation as provided below. Any death proceeds payable to a beneficiary who dies before the Insured will be paid equally to surviving beneficiaries named in the application, unless we have approved another Written Request. If no beneficiary survives the Insured, the death proceeds will be paid to the owner or to the owner' s estate.

CHANGE OF OWNER OR BENEFICIARY

You may change the owner or beneficiary of this policy by Written Request. Our approval is needed and no change is effective until we approve it. Once approved, the change is effective as of the date you signed the request. We have the right to require that you send us this policy so we can record the change.

BENEFIT INSTRUCTIONS

While the Insured is alive, you may file instructions for the payment of the death proceeds under one of the benefit options previously described. Such instructions, or change of instructions, must be by Written Request approved by us. If you change the beneficiary, it will revoke any prior benefit instructions.

ASSIGNMENT

You may assign your policy as collateral for a loan. The assignment must be in writing and filed in our home office. We assume no responsibility for any assignment's validity. An assignment as collateral does not change the owner. The rights of beneficiaries, whenever named, except irrevocable beneficiaries, become subordinate to those of the assignee.

GENERAL INFORMATION

THE CONTRACT

This policy, the attached application, any amendments to the application, and the current Data Pages make up the entire contract. Any statements made in the application or an adjustment application will be considered representations and not warranties. No statement, unless made in an application, will be used to void your policy (or void an adjustment in case of an adjustment application) or to defend against a claim. Unless a separate effective date is shown on the current Data Pages, the Policy Date is also the effective date.

ALTERATIONS

This policy may be altered by mutual agreement, but any alterations must be in writing and signed by one of our corporate officers. No one else, including the agent, may change the contract or waive any provisions.

INCONTESTABILITY

With respect to statements made in the initial application for this policy, we will not contest this policy after the Insured has been alive for two years after the Issue Date. With respect to statements made in any subsequent application for additional coverage, we will not contest the additional coverage resulting from such application after the Insured has been alive for two years after the application date. The time limits in this Incontestability provision do not apply to fraudulent misrepresentations.

AGE

If the age of the Insured has been misstated, the death benefit will be that which would be purchased by the most recent mortality charge at the correct age.

DEFERMENT

We will usually pay surrenders, partial surrenders, or policy loans within 3 Business Days after we receive a Written Request. We will usually pay any death benefit within 3 Business Days after we receive proof at our home office of the Insured ' s death.

However, we may not be able to determine the value of the assets of our Separate Account if:

     1. The New York Stock Exchange is closed on other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

     2. The Securities and Exchange Commission by order permits postponement for the protection of policyowners; or

     3. The Securities and Exchange Commission requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset value of the Mutual Funds.

If any of the above events occur, we reserve the right to defer:

     1. Determination and payment of any surrender, partial surrenders, or death proceeds;

     2. Payment of any policy loans;

     3. Determination of the Unit values of the Divisions;

     4. Any requested transfer between the Divisions; and

     5. Application of your death proceeds or surrender proceeds under Your Benefit Options.

PARTICIPATING

Your policy is eligible to share in our divisible surplus. We will determine its share and credit it as a dividend at the end of each Policy Year. We do not expect any dividends will be paid under this policy. Dividends, if any, will be paid in cash.

SUICIDE

This policy' s death proceeds will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the Policy Date. Instead, we will return all premiums paid, less any partial surrenders and any policy loans and unpaid loan interest. This amount will be paid to the beneficiary.

Any face amount increase made under the adjustment options will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the Adjustment Date. Instead, we will return the sum of the cost of insurance charges for the increased amount of protection. This amount will be paid to the beneficiary.

BASIS OF VALUES

Guaranteed maximum cost of insurance rates are based on the mortality table referred to on the current Data Pages.

A detailed statement of the method of calculating values and benefits has been filed with the insurance department of the state in which this policy is delivered. The guaranteed values are greater than or equal to those required by any state law.

STATEMENT OF VALUE

We will mail a statement to you once each Policy Year until the policy terminates. The statement will show:

     1. The current death benefit;

     2. The current accumulated and surrender values;

     3. All premiums paid since the last statement;

     4. Any investment gain or loss since the last statement;

     5. All charges since the last statement;

     6. Any policy loans and unpaid loan interest;

     7. Any partial surrenders since the last statement;

     8. The number of Units and Unit value;

     9. The total value of each of your Investment Accounts;

     10. Your designated beneficiary(ies);

     11. All riders included with your policy; and

     12. Detailed summary of activity for the year.